                                                                    EXHIBIT 99.1
MANAGEMENT'S STATEMENT OF FINANCIAL
REPORTING RESPONSIBILITY

The management of Dean Witter, Discover & Co. and its subsidiaries prepared the accompanying consolidated financial statements and related footnotes and is responsible for their integrity and objectivity. The consolidated financial statements, which include amounts that are based on management's estimates and judgments, were prepared in accordance with generally accepted accounting principles. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the consolidated financial statements.

    Management maintains a system of internal controls over the preparation of its consolidated financial statements. In management's opinion, these internal controls provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management's authorization. Judgments are required to assess and balance the relative cost and expected benefits of these internal controls. To assure the effectiveness of the system of internal controls, the organizational structure provides for defined lines of responsibility and delegation of authority. Further, the Company maintains an internal audit function that independently assesses the effectiveness of internal controls and the Company's compliance with established policies and procedures.

    The Company's consolidated financial statements have been audited by Deloitte & Touche LLP, independent auditors, and their report follows. They have advised the Company that their audits were conducted in accordance with generally accepted auditing standards and considered the Company's internal accounting controls in determining the auditing procedures they deem necessary to express an opinion on the consolidated financial statements.

    The Audit Committee of the Board of Directors, composed solely of outside directors, meets with the internal auditors, management and the independent auditors to review their work and discuss the Company's financial controls and audit and reporting practices. The independent auditors and the internal auditors independently have full and free access to the Audit Committee, without the presence of management, to discuss any matters that they feel require attention.


/s/ Philip J. Purcell
Philip J. Purcell
Chairman and Chief Executive Officer

/s/ Thomas C. Schneider
Thomas C. Schneider
Executive Vice President and Chief Financial Officer

/s/ Robert P. Seass
Robert P. Seass
Senior Vice President and Controller


INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Dean Witter, Discover & Co.:

We have audited the accompanying consolidated balance sheets of Dean Witter, Discover & Co. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 1996. These financial statements, appearing on pages 31 through 45, are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of Dean Witter, Discover & Co. and subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

New York, New York
February 21, 1997


Dean Witter, Discover & Co. 1996
30

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)


Year ended December 31,                              1996          1995          1994
-------------------------------------------------------------------------------------

Merchant and cardmember fees                    $ 1,506.2     $ 1,135.3     $   940.0
Commissions                                       1,163.1       1,022.5         874.3
Asset management and administration fees          1,149.8       1,006.8         973.0
Servicing fees                                      819.0         696.9         586.4
Principal transactions                              449.3         478.9         421.9
Investment banking                                  246.1         181.5         197.9
Other                                               107.8          93.5         101.9
                                                -------------------------------------
    Total non-interest revenues                   5,441.3       4,615.4       4,095.4
                                                -------------------------------------
Interest revenue                                  3,587.3       3,319.0       2,507.2
Interest expense                                  1,566.2       1,514.8       1,048.5
                                                -------------------------------------
    Net interest income                           2,021.1       1,804.2       1,458.7
Provision for losses on receivables               1,232.3         743.7         548.4
                                                -------------------------------------
    Net credit income                               788.8       1,060.5         910.3
                                                -------------------------------------
    Net operating revenues                        6,230.1       5,675.9       5,005.7
                                                -------------------------------------
Employee compensation and benefits                2,208.2       1,981.6       1,764.2
Marketing and business development                  856.8         735.1         607.2
Information processing and communications           767.7         687.5         596.7
Facilities and equipment                            256.1         235.5         228.1
Other                                               596.2         640.3         594.9
                                                -------------------------------------
    Total non-interest expenses                   4,685.0       4,280.0       3,791.1
                                                -------------------------------------
Income before income taxes                        1,545.1       1,395.9       1,214.6
Income tax expense                                  593.7         539.5         473.7
                                                -------------------------------------
Net income                                      $   951.4     $   856.4     $   740.9
=====================================================================================
Earnings per common share(1)
    Primary                                     $    2.79     $    2.44     $    2.14
    Fully diluted                                    2.77          2.44          2.14
-------------------------------------------------------------------------------------
Average common shares outstanding(1)
    Primary                                         341.2         350.7         346.7
    Fully diluted                                   343.3         350.9         346.7
=====================================================================================

(1) Per share and share data have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.


                                                Dean Witter, Discover & Co. 1996

CONSOLIDATED BALANCE SHEETS
(in millions)

December 31,                                                                                   1996             1995
--------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                                                 $ 1,999.2        $ 1,464.5
Cash and securities segregated under federal and other regulations                          2,044.5          1,926.4
Receivables
    Consumer loans (net of allowances of $815.3  in 1996 and $721.8 in 1995)               22,372.9         20,834.6
    Securities clients (net of allowances of $15.3 in 1996 and $16.2 in 1995)               2,839.1          2,588.8
    Other                                                                                     804.5            732.4
Amounts due from asset securitizations                                                        869.2            653.4
Securities borrowed                                                                         3,866.3          2,358.2
Securities purchased under agreements to resell                                             3,563.6          3,571.9
Securities owned, at market value                                                           1,913.6          1,848.8
Deferred income taxes                                                                         820.3            736.9
Office facilities, at cost (less accumulated depreciation
    and amortization of $446.0 in 1996 and $380.5 in 1995)                                    379.7            341.0
Other assets                                                                                  940.7          1,151.3
--------------------------------------------------------------------------------------------------------------------
    Total assets                                                                          $42,413.6        $38,208.2
====================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
    Commercial paper                                                                      $ 4,736.8        $ 4,688.5
    Other short-term borrowings                                                             1,128.2          1,637.0
    Deposits                                                                                7,212.6          6,191.1
    Payables
        Securities clients                                                                  3,433.3          3,183.0
        Drafts                                                                                616.1            485.5
        Income taxes                                                                          156.8             99.3
    Securities loaned                                                                       3,932.1          2,535.0
    Securities sold under agreements to repurchase                                          3,566.6          3,813.4
    Securities sold but not yet purchased, at market value                                  1,274.1          1,125.2
    Other liabilities and accrued expenses                                                  3,048.4          2,884.1
    Long-term borrowings                                                                    8,144.2          6,732.4
--------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                      37,249.2         33,374.5
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
    Preferred stock ($0.01 par value, 10.0 shares authorized, none issued)                       --               --
    Common stock(1) ($0.01 par value, 500.0 shares authorized, 342.0 shares issued, 319.7 and 337.7 shares outstanding at
        December 31, 1996 and 1995)                                                             3.4              3.4
    Paid-in capital(1)                                                                      2,702.5          2,716.6
    Retained earnings                                                                       2,972.7          2,165.7
                                                                                           -------------------------
                                                                                            5,678.6          4,885.7
    Common stock held in treasury, at cost(1) ($0.01 par value, 22.3 and 4.3 shares
        at December 31, 1996 and 1995)                                                       (598.3)          (106.8)
    Stock compensation plans                                                                  141.8             85.1
    Employee stock benefit trust                                                              (46.3)           (21.5)
    Unearned stock compensation                                                               (11.4)            (8.8)
                                                                                           -------------------------
    Total shareholders' equity                                                              5,164.4          4,833.7
--------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                            $42,413.6        $38,208.2
====================================================================================================================

(1) Amounts have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.

Dean Witter, Discover & Co. 1996
32

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY

                                           COMMON STOCK(1)                               TREASURY STOCK
                                           ---------------                               --------------
                                           NUMBER                PAID-IN      RETAINED     NUMBER
(in millions)                            OF SHARES    AMOUNT    CAPITAL(1)    EARNINGS   OF SHARES(1)    AMOUNT
----------------------------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1994                   341.2      $  3.4    $ 2,713.6    $   762.6        --        $   --
Net income                                                                       740.9
Dividends to common shareholders                                                 (85.2)
Purchase of treasury stock, at cost                                                         (4.6)        (82.0)
Issuance of common stock
    Employee stock purchase plan                                     (0.8)                   0.2           4.3
    Stock option exercises                   0.8                     11.0                    0.2           3.1
    Restricted stock grants                                           0.5
Unearned stock compensation,
   net of amortization
Stock compensation plans
Minimum pension liability adjustment
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994                 342.0         3.4      2,724.3      1,418.3      (4.2)        (74.6)
Net income                                                                       856.4
Dividends to common shareholders                                                (109.0)
Purchase of treasury stock, at cost                                                         (5.0)       (121.2)
Issuance of common stock
    Employee stock purchase plan                                     (0.6)                   0.8          15.3
    Employee benefit plans                                            0.1                    2.3          41.4
    Stock option exercises                                           (7.5)                   1.8          33.2
    Restricted stock grants                                           0.2
Unearned stock compensation,
   net of amortization
Stock compensation plans                                              0.1                                 (0.9)
Employee stock benefit trust
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                 342.0         3.4      2,716.6      2,165.7      (4.3)       (106.8)
Net income                                                                       951.4
Dividends to common shareholders                                                (144.4)
Purchase of treasury stock, at cost                                                        (23.1)       (625.5)
Issuance of common stock
    Employee stock purchase plan                                     (2.4)                   0.7          19.8
    Employee benefit plans                                                                   2.4          59.0
    Stock option exercises                                          (14.7)                   2.0          52.9
    Restricted stock grants                                           2.6
Unearned stock compensation,
   net of amortization                                                0.3                                  0.1
Stock compensation plans                                              0.1                                  2.2
Employee stock benefit trust
----------------------------------------------------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                 342.0        $3.4     $2,702.5     $2,972.7     (22.3)      $(598.3)
================================================================================================================



                                                         TOTAL
                                                      SHAREHOLDERS'
(in millions)                                OTHER       EQUITY
-------------------------------------------------------------------

BALANCE, JANUARY 1, 1994                   $  (2.5)    $ 3,477.1
Net income                                                 740.9
Dividends to common shareholders                           (85.2)
Purchase of treasury stock, at cost                        (82.0)
Issuance of common stock
    Employee stock purchase plan                             3.5
    Stock option exercises                                  14.1
    Restricted stock grants                                  0.5
Unearned stock compensation,
   net of amortization                        (4.4)         (4.4)
Stock compensation plans                      42.2          42.2
Minimum pension liability adjustment           1.3           1.3
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1994                    36.6       4,108.0
Net income                                                 856.4
Dividends to common shareholders                          (109.0)
Purchase of treasury stock, at cost                       (121.2)
Issuance of common stock
    Employee stock purchase plan                            14.7
    Employee benefit plans                                  41.5
    Stock option exercises                                  25.7
    Restricted stock grants                                  0.2
Unearned stock compensation,
   net of amortization                        (3.2)         (3.2)
Stock compensation plans                      42.9          42.1
Employee stock benefit trust                 (21.5)        (21.5)
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1995                    54.8       4,833.7
Net income                                                 951.4
Dividends to common shareholders                          (144.4)
Purchase of treasury stock, at cost                       (625.5)
Issuance of common stock
    Employee stock purchase plan                            17.4
    Employee benefit plans                                  59.0
    Stock option exercises                                  38.2
    Restricted stock grants                                  2.6
Unearned stock compensation,
   net of amortization                        (2.6)         (2.2)
Stock compensation plans                      56.7          59.0
Employee stock benefit trust                 (24.8)        (24.8)
-------------------------------------------------------------------

BALANCE, DECEMBER 31, 1996                 $  84.1      $5,164.4
===================================================================

(1) Amounts have been restated to reflect the Company's two-for-one stock split.

See notes to the consolidated financial statements.


                                                Dean Witter, Discover & Co. 1996

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)


Year ended December 31,                                                            1996            1995            1994
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net income                                                                   $    951.4      $    856.4      $    740.9
Adjustments to reconcile net income to net cash flows from
  operating activities
    Depreciation and amortization                                                  83.3            70.0            58.8
    Provision for losses on receivables                                         1,232.3           743.7           548.4
    Employee compensation settled through the issuance of
      common stock                                                                 87.1            57.2            37.0
    Deferred income taxes                                                         (83.4)          (93.4)         (155.6)
Decrease (increase) in operating assets
    Cash and securities segregated under federal and other regulations           (118.1)         (432.0)          227.9
    Receivables
        Securities clients                                                       (262.0)          (22.2)           70.9
        Other                                                                     (72.1)          (74.1)         (111.4)
    Securities borrowed                                                        (1,508.1)           (6.6)         (250.8)
    Amounts due from asset securitizations                                       (215.8)         (231.4)          269.6
    Matched securities purchased under agreements to resell, net                 (223.8)          (27.1)            4.0
    Securities owned and securities sold but not yet purchased, at
      market value, net                                                            84.1          (299.4)        1,023.3
    Other assets                                                                  128.3           106.2           (32.4)
Increase (decrease) in operating liabilities
    Payables
        Securities clients                                                        250.3           447.0           (40.9)
        Drafts                                                                    130.6            10.5             2.9
        Income taxes                                                               57.5           (26.2)          (89.5)
    Securities loaned                                                           1,397.1           (23.3)          165.0
    Other liabilities and accrued expenses                                        289.7           421.5           408.3
                                                                             ------------------------------------------
    Cash provided by operating activities                                       2,208.4         1,476.8         2,876.4
                                                                             ------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Net principal disbursed on consumer loans                                      (7,531.7)       (7,429.2)       (6,166.3)
Purchases of consumer loans                                                       (51.3)         (306.9)          (85.8)
Sales of consumer loans                                                         4,824.1         1,827.3         1,970.1
Other                                                                             (39.8)         (116.2)         (118.7)
                                                                             ------------------------------------------
    Cash used in investing activities                                          (2,798.7)       (6,025.0)       (4,400.7)
                                                                             ------------------------------------------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of commercial paper, net                                   (77.6)        2,061.9           194.0
Net increase (decrease) in other short-term borrowings                           (508.8)           36.4           343.1
Deposits, net                                                                   1,021.5           982.4           320.6
Proceeds from issuance of long-term borrowings, net                             1,420.1         1,433.5         2,142.1
Securities sold under agreements to repurchase, net                               (14.8)          347.3          (826.3)
Dividends paid                                                                   (134.0)         (102.3)          (81.1)
Proceeds from issuance of common stock                                             44.1            40.6            17.7
Purchase of treasury stock                                                       (625.5)         (121.2)          (82.0)
                                                                             ------------------------------------------
    Cash provided by financing activities                                       1,125.0         4,678.6         2,028.1
                                                                             ------------------------------------------
Increase in cash and cash equivalents                                             534.7           130.4           503.8
Cash and cash equivalents, beginning of period                                  1,464.5         1,334.1           830.3
-----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                       $1,999.2        $1,464.5        $1,334.1
=======================================================================================================================

See notes to the consolidated financial statements.



Dean Witter, Discover & Co. 1996
34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  INTRODUCTION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Dean Witter, Discover & Co. and subsidiaries (the "Company"). The Company is a financial services organization that provides a broad range of credit and investment products, with a primary focus on individual customers. Through its wholly-owned subsidiary NOVUS Credit Services Inc. ("NCSI"), the Company conducts its credit services business, including the operation of the NOVUS(sm) Network, a proprietary network of merchant and cash access locations, and the issuance of proprietary general purpose credit cards. The Company's securities business is conducted primarily through its wholly-owned subsidiaries Dean Witter Reynolds Inc. ("DWR") and Dean Witter InterCapital Inc. All material intercompany balances and transactions have been eliminated.

    The preparation of the consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ from these estimates.

    Certain reclassifications have been made to prior year amounts to conform to the current presentation.

2.  SUBSEQUENT EVENT

On February 5, 1997, the Company and Morgan Stanley Group Inc. ("Morgan Stanley") announced a definitive agreement to merge. Under the terms of the merger agreement unanimously approved by the Boards of Directors of both companies, each of Morgan Stanley's common shares will be exchanged for 1.65 common shares of the Company. Morgan Stanley preferred shares outstanding at the date of the merger will be exchanged for preferred shares of the Company having substantially identical terms. The transaction, which is expected to be completed in mid-1997, is intended to be a tax free exchange and accounted for as a pooling of interests and is subject to customary closing conditions, including certain regulatory approvals and the approval of shareholders of both companies. Prior to the time of closing each company will formally rescind its remaining stock repurchase authorizations.

    The following table sets forth certain unaudited pro forma combined selected financial data giving effect to the merger under the pooling of interests method of accounting. The amounts presented have been prepared by combining the Company's financial data for the years ended 1996, 1995 and 1994 with Morgan Stanley's financial data for the fiscal year ended 1996 and the twelve months ended November 30, 1995 and 1994. The pro forma combined primary and fully diluted earnings per common share for the respective periods presented are based on the combined weighted average number of common shares and share equivalents of the Company and Morgan Stanley. The number of common shares and share equivalents of Morgan Stanley is based on the exchange ratio of 1.65 shares of the Company's common shares for each issued and outstanding share and share equivalent of Morgan Stanley.

(Unaudited, in millions,
except per share amounts)                       1996         1995         1994
--------------------------------------------------------------------------------
Income Statement Data(1)
   Net revenues                               $ 12,006     $  9,798     $  8,612
   Income before income taxes                    3,117        2,292        1,962
   Net income                                    1,980        1,465        1,257
   Primary earnings per share                     3.22         2.30         1.96
   Fully diluted earnings per share               3.14         2.25         1.93
--------------------------------------------------------------------------------
Balance Sheet Data (at end of period)(2)
   Total assets                               $238,860
   Total liabilities                           227,158
   Total equity                                 11,702
================================================================================

(1) The income statement data presented in this table exclude the effect of (i) the positive effects of potential increased revenues or operating synergies which may be achieved upon combining the resources of the companies (ii) investment banking, legal and miscellaneous transaction costs of the merger, which will be reflected as an expense in the period the merger is consummated, and (iii) costs associated with the integration and consolidation of the companies which are not presently estimable.

(2) Pro forma balances for 1996 represent the Company's balance sheet amounts at December 31, 1996 combined with Morgan Stanley's balance sheet amounts at November 30, 1996.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

CONSUMER LOANS

Consumer loans, which consist primarily of credit card, real estate-secured and other consumer installment loans, are reported at their principal amounts outstanding, less applicable allowances and unearned finance charges. Interest on consumer loans is credited to income as earned.


                                                Dean Witter, Discover & Co. 1996

    Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies and fraudulent transactions, which are charged off earlier. The interest portion of charged off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding twelve months.

    Interest generally is not accrued on real estate-secured loans which are delinquent by six monthly payments and other consumer installment loans which are delinquent by four or more monthly payments. Origination fees, net of certain direct loan origination costs, are deferred and amortized over the estimated life of the loans using the interest method. Any unamortized net origination fees and costs on real estate-secured and other consumer installment loans fully repaid are recognized as income in the period such loans are repaid.

ALLOWANCE FOR CONSUMER LOAN LOSSES

The allowance for consumer loan losses is a significant estimate that is regularly evaluated by management for adequacy on a portfolio by portfolio basis and is established through a charge to the provision for loan losses. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

    The Company uses the results of these evaluations to provide an allowance for loan losses. The exposure for credit losses for owned loans is influenced by the performance of the portfolio and other factors discussed above, with the Company absorbing all related losses. The exposure for credit losses for securitized loans is represented by the Company retaining a contingent risk based on the amount of credit enhancement provided.

    Management believes that its estimates have been historically prudent in light of the need to allow the market for asset securitizations, in particular those backed by credit card receivables, to mature, and in light of the uncertainty of accounting standards for asset securitizations. In 1996, the Company revised its estimate of the allowance for losses for loans intended to be securitized. This revision was based on the Company's experience with credit losses related to securitized loans in a mature asset securitization market and the recent issuance of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", by the Financial Accounting Standards Board ("FASB"), which eliminated the uncertainty surrounding the appropriate accounting treatment for asset securitization transactions. The Company intends to maintain existing loan loss allowances for securitizations outstanding until the related loans are liquidated.

SECURITIZATION OF CONSUMER LOANS

The Company periodically sells consumer loans through asset securitizations and continues to service these loans. The revenues derived from servicing these loans are recorded in the consolidated statements of income as servicing fees over the term of the securitized loans rather than at the time the loans are sold. The effects of recording these revenues over the term of the securitized loans rather than at the time the loans were sold have not been material.

    Amounts due from asset securitizations in the consolidated balance sheets represent cash and receivables from third parties. These receivables include the Company's share of cash collections on certain securitized credit card loans which are held by third parties and paid to the Company during the month subsequent to collection, credit enhancement reserve funds maintained with third parties and advances made by the Company as the servicer of the securitized loans.

SECURITIES TRANSACTIONS

Clients' securities transactions are recorded on a settlement date basis with related commission revenues and expenses recorded on trade date. Principal transactions are recorded on trade date. Securities are recorded at market, with gains and losses reflected in income.

    Securities transactions under agreements to resell and repurchase are collateralized financing transactions and are carried at the contract amounts at which the securities will be resold or reacquired, including accrued interest.

    Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash, or other collateral with the lender. With respect to securities loaned the Company receives collateral in the form of cash or other collateral in an amount generally in excess of the market value of securities loaned.

OFFICE FACILITIES

Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings and improvements are provided principally by the straight-line method, while depreciation and amortization of furniture, fixtures and equipment is provided principally by accelerated methods. Property and equipment are depreciated over the esti-


Dean Witter, Discover & Co. 1996
36
mated useful lives of the related assets, while leasehold improvements are amortized over the lesser of the economic useful life of the asset or the term of the lease.

GOODWILL

Goodwill, which is included in other assets, is amortized on a straight-line basis over periods not exceeding 40 years.

INCOME TAXES

Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities, using currently enacted tax rates.

EARNINGS PER SHARE

The calculations of earnings per common share are based on the weighted average number of common shares outstanding during the period, adjusted for the dilutive effects of stock options and unissued stock awards under deferred compensation plans.

STOCK SPLIT

Effective December 26, 1996, the Company declared a two-for-one stock split, which was effected in the form of a dividend, distributable on January 14, 1997. All prior period per share, share outstanding and shareholders' equity data has been restated to reflect this split.

CARDMEMBER REWARDS

The liability for cardmember rewards expense, included in other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis.

INTEREST RATE CONTRACTS

The Company has entered into various interest rate contracts as hedges against specific assets, liabilities or anticipated transactions. These contracts include interest rate swap, foreign currency exchange, cost of funds and interest rate cap agreements. For contracts that are designated as hedges of the Company's assets and liabilities, gains and losses are deferred and recognized as adjustments to interest income or expense over the remaining life of the underlying assets or liabilities. For contracts that are hedges of asset securitizations, gains and losses are recognized as adjustments to servicing fees.

EMPLOYEE STOCK PLANS

Employee stock plans are accounted for under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). In accordance with the provisions of APB No. 25, no charge to earnings is recorded for those stock-based benefits issued to employees which are deemed "non-compensatory".

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which became effective January 1, 1996 and requires the determination of the fair value, as defined, of stock options granted. The Company has elected, as permitted, to provide only the pro forma disclosure of the effect of SFAS No. 123 on earnings in Note 9 to the consolidated financial statements.

OTHER ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1996, the Company adopted SFAS Nos. 121 and 122. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", generally requires that long-lived assets be reported at the lower of their carrying cost or net realizable value. SFAS No. 122, "Accounting for Mortgage Servicing Rights, an amendment of SFAS No. 65", requires that rights to service mortgage loans for others, however acquired, be recorded as separate assets when the mortgage loans are sold and the servicing rights are retained. This statement also requires that capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. The adoption of these statements was not material to the Company's financial position or results of operations.

    The FASB has issued SFAS No. 125, effective for transfers of financial assets made after December 31, 1996, except for transfers of certain financial assets for which the effective date has been delayed for one year. SFAS No. 125 provides financial reporting standards for the derecognition and recognition of financial assets, including the distinction between transfers of financial assets which should be recorded as sales and those which should be recorded as secured borrowings. SFAS No. 125 supersedes and incorporates the essential provisions of SFAS No. 122. The Company believes that the effect of the adoption of SFAS No. 125 will not be material to its financial position or results of operations.


                                                Dean Witter, Discover & Co. 1996

4. CONSUMER LOANS

Consumer loans were as follows.

DECEMBER 31,                              1996        1995
------------------------------------------------------------
Credit card                            $22,062.0   $20,440.4
Real estate-secured and
  other consumer installment             1,203.8     1,233.1
------------------------------------------------------------
                                        23,265.8    21,673.5
Less
  Unearned finance charges and
    unamortized discounts and fees          77.6       117.1
  Allowance for loan losses                815.3       721.8
------------------------------------------------------------
Consumer loans, net                    $22,372.9   $20,834.6
============================================================

Activity in the allowance for consumer loan losses was as follows.

                                    1996     1995     1994
------------------------------------------------------------
Balance, January 1                $  721.8   $565.7   $436.8
Additions
  Provision for loan losses        1,220.6    730.5    537.0
  Purchase of loan portfolios          4.0     30.6      4.3
------------------------------------------------------------
    Total additions                1,224.6    761.1    541.3
------------------------------------------------------------
Deductions
  Charge-offs                      1,189.2    716.8    470.6
  Recoveries                        (156.2)  (121.3)   (89.1)
------------------------------------------------------------
    Net charge-offs                1,033.0    595.5    381.5
------------------------------------------------------------
Other(1)                             (98.1)    (9.5)   (30.9)
------------------------------------------------------------
Balance, December 31              $  815.3   $721.8   $565.7
------------------------------------------------------------

(1) Primarily reflects net transfers related to asset securitizations.

Interest accrued on loans subsequently charged off, recorded as a reduction of interest revenue, was $180.9 million, $114.8 million and $69.8 million in 1996, 1995 and 1994.

    At December 31, 1996 and 1995, $5,788.6 million and $7,000.2 million of the Company's consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, and variable rate loan pricing utilized by the Company, this amount may not necessarily be indicative of the Company's consumer loan repricing schedule.

    At December 31, 1996 and 1995, the Company had commitments to extend credit in the amounts of $156.6 billion and $133.3 billion. Commitments to extend credit arise from agreements to extend to customers unused lines of credit on certain credit cards and home equity lines of credit issued by the Company, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

    The Company received proceeds from asset securitizations of $4,527.5 million, $1,827.3 million, and $1,970.1 million in 1996, 1995 and 1994. The uncollected balances of consumer loans sold through asset securitizations were $13,384.6 million and $10,219.5 million at December 31, 1996 and 1995. The allowance for loan losses related to securitized loans, included in other liabilities and accrued expenses, was $447.3 million and $341.7 million at December 31, 1996 and 1995.

    The Company's consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the United States.

5. SECURITIES -- AT MARKET VALUE

Securities owned and securities sold but not yet purchased, at market value, were as follows.

DECEMBER 31,                                   1996     1995
--------------------------------------------------------------
Owned
  U.S. government and agency obligations      $ 950.4 $1,023.2
  Corporate bonds                               551.3    615.7
  Municipal bonds                               148.3    159.9
  Other                                         263.6     50.0
--------------------------------------------------------------
Total                                        $1,913.6 $1,848.8
==============================================================
Sold but not yet purchased
  U.S. government and agency obligations     $1,198.8 $  994.2
  Corporate bonds                                61.6    116.0
  Other                                          13.7     15.0
--------------------------------------------------------------
Total                                        $1,274.1 $1,125.2
==============================================================

Securities sold but not yet purchased represent obligations of the Company to deliver specified securities at contracted prices, thereby creating a liability to purchase the securities at prevailing market prices.

Dean Witter, Discover & Co. 1996
--------------------------------
38

6. BORROWINGS

SHORT-TERM BORROWINGS

Short-term borrowings and related interest rates were as follows.

DECEMBER 31,                              1996                        1995
------------------------------------------------------------------------------------
                                  AMOUNT        INTEREST       AMOUNT       INTEREST
                             OUTSTANDING          RATE(1) OUTSTANDING         RATE(1)
--------------------------------------------------------------------------------------
Commercial paper                $4,736.8          5.52%      $4,688.5          5.84%
Other
  Federal funds
    purchased                      458.8          5.51          720.0          5.79
  Bank borrowings                  410.3          5.45          385.3          6.75
  Bank notes                       259.1          5.45          529.6          5.85
  Note payable
    to Tandy                          --            --            2.1          6.49
--------------------------------------------------------------------------------------
Total                           $5,865.0          5.51%      $6,325.5          5.89%
======================================================================================

(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate contracts.

At December 31, 1996 and 1995, short-term borrowings were subject to interest rate exchange agreements of $778.8 million and $1,002.3 million, and interest rate cap agreements of $30.0 million and $405.0 million. The interest rate exchange agreements, which consist of interest rate swap and cost of funds agreements, primarily converted the related borrowings to fixed rates.At December 31, 1996 and 1995, the weighted average interest rates on short-term borrowings, including the effects of interest rate contracts, were 5.55% and 5.97%.

    The Company maintains a senior bank credit facility to support general liquidity needs, including the issuance of commercial paper at the corporate level. In 1996, the Company renewed this facility and increased its amount to $4.0 billion from $3.25 billion. The facility expires in April 1997 and contains certain extension provisions. The Company currently plans to renew or replace this facility prior to its expiration. This facility contains covenants that require the Company to maintain minimum net worth requirements and specified financial ratios. The Company believes that the covenant restrictions will not impair its ability to pay its current level of dividends. As of December 31, 1996, the Company had never borrowed from its senior bank credit facility.

    Riverwoods Funding Corporation ("RFC"), an entity included in the consolidated financial statements of the Company, maintains a senior bank credit facility to support the issuance of asset-backed commercial paper. In 1996, RFC renewed this facility and increased its amount to $2.1 billion from $1.75 billion. RFC currently plans to renew or replace this facility prior to its expiration in October 1997. Under the terms of the asset-backed commercial paper program, certain assets of RFC were subject to a lien in the amount of $2.2 billion at December 31, 1996. RFC has never borrowed from its senior bank credit facility.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1996 and 1995, the weighted average interest rates on amounts borrowed through repurchase agreements were 5.98% and 5.55%. Substantially all of the Company's proprietary positions in U.S. government and agency obligations are pledged as collateral in connection with repurchase agreements.

LONG-TERM BORROWINGS

Long-term borrowings, which consisted of senior long-term notes net of unamortized discount, and related interest rates were as follows.

DECEMBER 31,                              1996                       1995
--------------------------------------------------------------------------------------
                                AMOUNT          INTEREST      AMOUNT       INTEREST
                             OUTSTANDING         RATE(1) OUTSTANDING         RATE(1)
--------------------------------------------------------------------------------------
Floating rate notes             $4,257.1          5.78%      $3,275.5          6.05%
Fixed rate notes                 3,409.1          6.59        3,398.0          6.44
Foreign
  denominated                      478.0          4.98           58.9          2.06
--------------------------------------------------------------------------------------
Total                           $8,144.2          6.07%      $6,732.4          6.21%
======================================================================================

(1) Interest rates are presented on a weighted average basis and exclude the effects of interest rate exchange agreements.

At December 31, 1996 and 1995, the use of interest rate exchange agreements effectively converted $2,021.3 million and $2,071.3 million of fixed rate borrowings to floating rates and in 1995, $75.0 million of floating rate borrowings to fixed rates. At December 31, 1996 and 1995, $275.0 million and $325.0 million of floating rate borrowings were converted to floating rates with different repricing indices. At December 31, 1996 and 1995, the Company had $492.2 million and $59.1 million of foreign currency exchange agreements which effectively converted the related foreign denominated borrowing to floating US indexed interest rates. At December 31, 1996 and 1995, the weighted average interest rates on long-term borrowings, including the effects of interest rate exchange agreements, were 6.02% and 6.28%.

    At December 31, 1996, floating rate notes had a weighted average remaining maturity of two years, fixed rate notes had a weighted average remaining maturity of six years and foreign denominated notes had a weighted average remaining maturity of five years.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

    At December 31, 1996, the principal amounts of long-term borrowings maturing over the next five years were as follows.

------------------------------------------------------------
1997                                                $1,073.1
1998                                                 1,705.2
1999                                                   819.6
2000                                                 1,510.0
2001                                                   577.9
============================================================

Cash paid for interest for the Company's borrowings and deposits was $2,130.2 million, $1,997.9 million and $1,288.8 million in 1996, 1995 and 1994.

7. DEPOSITS

Deposits were as follows.

DECEMBER 31,                              1996        1995
------------------------------------------------------------
Demand, passbook, and money
  market accounts                       $1,715.9    $1,552.0
Consumer certificate accounts            1,354.0     1,222.2
$100,000 minimum certificate accounts    4,142.7     3,416.9
------------------------------------------------------------
Total                                   $7,212.6    $6,191.1
============================================================

The weighted average interest rates of interest-bearing deposits outstanding during 1996 and 1995 were 6.29% and 6.55%.

    At December 31, 1996 and 1995, $495.0 million and $20.0 million of the Company's deposits were converted to floating rates through the use of interest rate exchange agreements. At December 31, 1996, the weighted average interest rate of the Company's deposits including the effect of interest rate exchange agreements was 6.23%.

    At December 31, 1996, certificate accounts maturing over the next five years were as follows.

------------------------------------------------------------
1997                                                $1,410.9
1998                                                 1,720.7
1999                                                   878.9
2000                                                   424.5
2001                                                   688.2
============================================================

8. EMPLOYEE BENEFIT PLANS

PENSION PLANS

Substantially all employees of the Company are eligible to participate, after meeting certain age and service requirements, in Company sponsored non-contributory defined benefit pension plans. Pension benefits are based on length of service and average annual compensation. The Company's policy is to contribute an amount at or above that which is required under the Employee Retirement Income Security Act.

    Pension expense consisted of the following.

YEAR ENDED DECEMBER 31,              1996     1995     1994
--------------------------------------------------------------
Service cost                         $38.3   $ 27.5   $ 35.0
Interest on projected benefit
  obligation                          43.2     37.1     35.7
Actual return on plan assets         (76.0)   (68.9)   (12.7)
Net amortization and deferral         38.0     34.4    (19.9)
--------------------------------------------------------------
Total                                $43.5   $ 30.1   $ 38.1
============================================================

The expected long-term rate of return on plan assets was 9.0% in 1996, 1995 and 1994.

    The funded status of these plans was as follows.

DECEMBER 31,                                                 1996         1995
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Vested benefit obligation                                   $490.2       $470.5
Accumulated benefit obligation                               523.3        497.5
===============================================================================
Projected benefit obligation                                $632.8       $595.9
Plan assets at fair value                                    566.3        478.7
--------------------------------------------------------------------------------
Plan assets less than projected benefit
  obligation                                                  66.5        117.2
Unrecognized transitional obligation                         (10.8)       (13.4)
Unrecognized net (loss) gain                                 (15.1)       (56.3)
Unrecognized prior service cost                               (2.4)        (3.1)
Adjustment required to recognize
  minimum liability                                            0.3          1.4
--------------------------------------------------------------------------------
Accrued pension liability                                   $ 38.5       $ 45.8
===============================================================================

Assumptions used in calculating the projected benefit obligation were as follows.

YEAR ENDED DECEMBER 31,                              1996       1995       1994
--------------------------------------------------------------------------------
Discount rate                                        7.50%      7.25%      8.50%
Rate of increase in compensation levels              5.00       5.00       5.00
================================================================================

Dean Witter, Discover & Co. 1996
--------------------------------
40

OTHER PLANS

The Company has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees, employees and dependents. At December 31, 1996 and 1995, the Company's obligation for these benefits was $36.0 million and $32.9 million.

    Employees of the Company are eligible to participate in the Company's 401(k) plan upon meeting certain eligibility requirements. The Company matches a portion of each participant's contribution based upon the performance of the Company. The Company's contributions to the 401(k) plan were $41.6 million, $37.3 million and $34.3 million in 1996, 1995 and 1994.

9. STOCK PLANS

The Company maintains equity-based incentive plans under which various types of stock awards are granted to officers, directors and key employees of the Company.

EQUITY-BASED EMPLOYEE INCENTIVE AWARDS

The Company is authorized to issue up to 38.2 million shares of its common stock in connection with awards under several equity-based employee incentive plans.

Stock option activity under these plans was as follows.

YEAR ENDED DECEMBER 31,                    1996                    1995
--------------------------------------------------------------------------------
                                    NUMBER      AVERAGE      NUMBER      AVERAGE
                                        OF       OPTION          OF       OPTION
                                    SHARES        PRICE      SHARES        PRICE
--------------------------------------------------------------------------------
Options outstanding at
  beginning of the year               27.7       $15.00        16.6       $12.53
Granted                                0.1        25.96        13.1        17.65
Exercised                             (2.0)       13.58        (1.8)       11.39
Forfeited                             (0.4)       17.49        (0.2)       15.43
Options outstanding at
  Year end                            25.4        15.10        27.7        15.00
--------------------------------------------------------------------------------
Eligible for exercise at
  year end                            17.0       $13.82        11.2       $12.36
================================================================================

                                          OPTIONS                      OPTIONS
DECEMBER 31, 1996                       OUTSTANDING                  EXERCISABLE
------------------------------------------------------------------------------------
                                          AVERAGE    AVERAGE                 AVERAGE
RANGE OF                      NUMBER    REMAINING     OPTION      NUMBER      OPTION
EXERCISE PRICES          OUTSTANDING  LIFE (YEARS)     PRICE EXERCISABLE       PRICE
------------------------------------------------------------------------------------
$8.00 to $12.99                  3.4           5      $10.11         3.4      $10.11
$13.00 to $19.99                21.7           7       15.78        13.5       14.69
$20.00 to $27.99                 0.3           9       24.52         0.1       24.49
====================================================================================

At December 31, 1996, 12.5 million shares were available for future grant under these plans.

    These plans are "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded. On a pro forma basis, under SFAS No. 123, if the fair value of options granted in 1996 and 1995 had been charged to earnings, net income as recorded would have been reduced by $14.5 million in both 1996 and 1995. Primary and fully diluted earnings per common share as reported, would have been reduced by $0.04 in both 1996 and 1995.

    The fair value of each option grant is estimated on the date of grant using a binomial option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995: dividend yield of 1.72% and 1.82%; expected volatility of 22.19%; risk-free interest rates of 5.31% and 7.74%; and expected lives of 5.5 years.

EMPLOYEE STOCK PURCHASE PLAN

Under the Employee Stock Purchase Plan, employees may purchase shares of the Company's common stock at not less than 85% of the fair market value on the date of purchase. The Company is authorized to issue up to 2.2 million shares of common stock under this plan. In 1996 and 1995, employees of the Company purchased 0.7 million and 0.8 million shares of common stock.

    The discount to fair market value was $2.4 million for 1996 and $0.6 million for 1995. The plan is "non-compensatory" under APB No. 25, and, accordingly, no charge to earnings has been recorded for the amount of the discount to fair market value. On a pro forma basis, if the discount had been charged to earnings, net income would have been reduced by $1.5 million and $0.4 million in 1996 and 1995.

DEFERRED COMPENSATION AWARDS

The Company is authorized to issue up to 16.3 million shares of its common stock under the terms of its deferred compensation plans. These plans provide for the deferral of a portion of certain employees' compensation with payment made in the form of shares of the Company's common stock. In 1996 and 1995, the Company recorded compensation expense of $87.1 million and $57.2 million and unearned compensation of $7.7 million and $6.1 million in connection with the award of approximately 3.0 million and 2.4 million shares of common stock under these plans in 1996 and 1995. These shares were issued in 1997 and 1996 and are held in custodial or trust accounts pending employee eligibility to receive the shares. Unearned compensation is recognized over the related plan vesting periods.

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------

NON-EMPLOYEE DIRECTOR AWARDS

The Company sponsors stock plans for non-employee directors under which 0.4 million shares of the Company's common stock have been authorized for issuance in the form of option grants, stock awards or deferred compensation. The fair value of awards granted under this plan is charged to expense over the vesting period of the related grant. The effect of these grants on results of operations was not material.

10. INCOME TAXES

Income tax expense (benefit) was as follows.

YEAR ENDED DECEMBER 31,                      1996          1995            1994
--------------------------------------------------------------------------------
Current:
Federal                                    $596.5         $537.5         $540.3
State and local                              80.6           95.4           89.0
--------------------------------------------------------------------------------
                                            677.1          632.9          629.3
--------------------------------------------------------------------------------
Deferred:
Federal                                     (77.5)         (75.0)        (136.2)
State and local                              (5.9)         (18.4)         (19.4)
--------------------------------------------------------------------------------
                                            (83.4)         (93.4)        (155.6)
--------------------------------------------------------------------------------
Total                                      $593.7         $539.5         $473.7
================================================================================

Deferred income taxes were as follows.

DECEMBER 31,                                              1996           1995
--------------------------------------------------------------------------------
Assets:
Loan loss allowances                                    $  437.7       $  366.7
Deferred compensation                                      248.7          207.8
Other valuation and liability allowances                   282.6          279.9
Other deferred tax assets                                   91.9           87.2
--------------------------------------------------------------------------------
                                                         1,060.9          941.6
--------------------------------------------------------------------------------
Liabilities:
Prepaid commissions                                       (143.3)        (125.8)
Other deferred tax liabilities                             (97.3)         (78.9)
--------------------------------------------------------------------------------
                                                          (240.6)        (204.7)
--------------------------------------------------------------------------------
Total                                                   $  820.3       $  736.9
================================================================================

A reconciliation from the statutory federal income tax rate to the effective tax rate was as follows.

YEAR ENDED DECEMBER 31,               1996     1995     1994
---------------------------------------------------------------
U.S. statutory rate                   35.0%    35.0%    35.0%
State and local taxes, net of
  federal benefit                      3.3      3.5      3.5
Other                                  0.1      0.1      0.5
---------------------------------------------------------------
Effective tax rate                    38.4%    38.6%    39.0%
===============================================================

Prior to June 30, 1993, the Company was a subsidiary of Sears, Roebuck and Co. ("Sears"). The Company and Sears have an agreement under which the Company is responsible for additional taxes arising as the result of amendment or audit that are attributable to the business of the Company for any period during which it was owned by Sears. Sears will reimburse the Company for any tax benefits attributable to the business of the Company for the applicable periods.

    Cash paid for income taxes was $598.6 million, $653.9 million and $719.0 million in 1996, 1995 and 1994.

11. REGULATORY CAPITAL REQUIREMENTS

Under regulatory net capital requirements adopted by the Federal Deposit Insurance Corporation ("FDIC") and other regulatory capital guidelines, FDIC insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to total assets ("leverage ratio") and (b) 8% combined Tier 1 and Tier 2 capital, as defined, to risk-weighted assets ("risk-weighted capital ratio"). At December 31, 1996, the leverage ratio and risk-weighted capital ratio of each of the Company's FDIC insured financial institutions exceeded these and all other regulatory minimums.

    DWR, the Company's primary broker-dealer, is subject to the uniform net capital rule under the Securities Exchange Act of 1934. Under the alternative method permitted by this Rule, the required net capital, as defined, shall not be less than the greater of (a) one million dollars, (b) 2% of aggregate debit balances arising from client transactions pursuant to the Securities Exchange Act of 1934 Rule 15c3-3, or (c) 4% of the funds required to be segregated pursuant to the Commodity Exchange Act. The New York Stock Exchange, Inc. may also require a member organization to reduce its business if its net capital is less than the greater of (a) 4% of aggregate debit balances or (b) 6% of the funds required to be segregated and may prohibit a member organization from expanding its business and declaring cash dividends if its net capital is less than the greater of (a) 5% of aggregate debit balances or (b) 7% of the funds required to be segregated. At December 31, 1996, DWR's net capital was $588.8 million and net capital in excess of the minimum required was $474.5 million. DWR's net capital was 19.7% of aggregate debit balances and 20.6% of funds required to be segregated.

    The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company's ability to withdraw capital from its subsidiaries. At December 31, 1996, approximately $1.7 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

Dean Witter, Discover & Co. 1996
--------------------------------
42

12. COMMITMENTS AND CONTINGENT LIABILITIES

The Company has non-cancelable operating leases covering office space and equipment. At December 31, 1996, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows.

------------------------------------------------------------
1997                                                $  162.6
1998                                                   143.5
1999                                                   128.1
2000                                                   115.4
2001                                                   110.7
Thereafter                                             427.9
------------------------------------------------------------
Total                                               $1,088.2
============================================================

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $162.6 million, $153.1 million and $148.5 million in 1996, 1995 and 1994.

    The Company has an agreement with Advantis, a joint venture between Sears and IBM, under which the Company receives information processing, data networking and related services. Under the terms of the agreement, the Company has an aggregate minimum annual commitment of $166.0 million subject to annual cost of living adjustments.

    At December 31, 1996, the Company had outstanding letters of credit of approximately $61.5 million which expire on various dates through June 30, 1997. The letters of credit are written in favor of clearing associations to satisfy margin requirements and with the trustee for various unit investment trust underwritings. Annual fees of 0.25% are paid on the amounts of these letters of credit.

    In the normal course of business, the Company has been named as a defendant in various lawsuits. Some of these lawsuits involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with outside counsel, that the resolution of such suits will not have a material adverse effect on the consolidated financial condition of the Company, but may be material to the Company's operating results for any particular period, depending upon the level of the Company's income for such period.

13. FINANCIAL INSTRUMENTS

TRADING ACTIVITIES

Certain market and credit risks arise from the Company's securities brokerage activities. These activities primarily facilitate clients' trading and financing transactions in financial instruments, which may include derivatives.

    The Company's client activities involve the execution, settlement and financing of various client securities and commodities transactions. Client securities activities are transacted on either a cash or margin basis, and client commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. These transactions include the purchase and sale of securities, the writing of options and the purchase and sale of commodity futures and forward contracts. These activities may expose the Company to off-balance sheet risk from clients that may fail to satisfy their obligations, requiring the Company to purchase or sell financial instruments at prevailing market prices. The Company believes that the settlement of these transactions will not have a material effect on the Company's consolidated financial statements.

    The Company's exposure to credit risk associated with these transactions is measured on an individual basis, as well as by groups that share similar attributes. The Company services a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. Credit risk may also be impacted by trading market volatility. The Company seeks to control risks associated with its clients' activities by requiring clients to maintain collateral in compliance with internal and regulatory guidelines. The Company monitors required margin levels and establishes credit limits daily and, pursuant to such guidelines, requires clients to deposit additional collateral, or reduce positions, when necessary.

    The Company's client financing and securities settlement activities may require the Company to pledge client securities as collateral (1) in support of various secured financing sources such as bank loans, securities loaned and repurchase agreements and (2) to satisfy margin requirements on various exchanges. In the event the counterparty is unable to meet its contractual obligation to return the client securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its client obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Additionally, the Company establishes credit limits for such activities and monitors compliance on a daily basis. At December 31, 1996, the market value of client securities

                                                Dean Witter, Discover & Co. 1996
                                                --------------------------------
pledged under these secured financing transactions approximated the amounts due.

    The Company's derivative trading activities are generally limited to facilitating client trading activity. The Company's derivative trading activities primarily involve foreign currency forward contracts and foreign currency options. All financial instruments are carried at market value. Gains and losses from financial instruments are recorded in the consolidated statements of income as principal transactions revenue. Market risk is generally controlled by holding substantially offsetting purchase and sell positions. In certain cases, the Company has entered into master netting agreements which allow for net settlement of offsetting transactions with counterparties. The table below presents the Company's trading derivatives. Where derivative instruments are subject to netting arrangements, the amounts disclosed are presented on a net settlement basis.

    Foreign currency forward contracts represent obligations to purchase or sell with the seller agreeing to make delivery at a specified future date and a specified price. Foreign currency options provide the holder the right, but not the obligation, to purchase or sell on a certain date and at a specified price. The fair values of these instruments represent quoted market prices.

    Principal transactions revenues include revenues from purchases and sales in which the Company acts as a principal, as well as gains and losses on securities held for resale. Revenues from fixed income principal trading activities were $240.5 million, $261.6 million and $247.2 million in 1996, 1995 and 1994.
Revenues from equity securities principal trading activities were $208.8 million, $217.3 million and $174.7 million in 1996, 1995 and 1994. The net gains or losses from derivative financial instruments in 1996, 1995 and 1994 were not material.

DECEMBER 31,                                          1996                                        1995
------------------------------------------------------------------------------------------------------------------------------
                                      CONTRACT OR                     AVERAGE    CONTRACT OR                      AVERAGE
                                         NOTIONAL         FAIR           FAIR       NOTIONAL          FAIR           FAIR
                                           AMOUNT        VALUE          VALUE         AMOUNT         VALUE          VALUE
------------------------------------------------------------------------------------------------------------------------------
Foreign currency forward contracts
  Assets                                $6,298.4        $ 61.3         $ 64.5       $5,640.2        $ 62.7         $ 53.3
  Liabilities                            6,251.9         (61.1)         (64.3)       5,584.2         (62.5)         (53.3)
Foreign currency options
  Assets                                   675.2           2.2            9.6        1,589.1           6.8           11.1
  Liabilities                              675.2          (2.2)          (9.6)       1,589.1          (6.8)         (11.1)
==============================================================================================================================

OTHER THAN TRADING ACTIVITIES

The Company uses interest rate contracts, which consist of interest rate exchange agreements and purchased interest rate cap agreements, as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates, including the interest rate risk inherent in servicing fees received by the Company from consumer loans sold through asset securitizations. This is accomplished primarily through matched financing, which entails matching the repricing schedules of consumer loans and the related financing. The Company utilizes interest rate contracts where asset and funding repricing characteristics are not matched effectively. These contracts are entered into as hedges of interest rate risk, and gains or losses from these contracts generally offset counterbalancing gains or losses on hedged risk. The Company attempts to match the recognition of the gains or losses in the periods in which the hedged risk is realized. Thus, gains or losses may be recognized as part of periodic settlements or, upon early termination of an interest rate contract, deferred and amortized over the remaining period of the hedged risk to achieve the appropriate matching. Interest rate contracts are subject to credit risk for counterparty nonperformance. The fair value of these agreements is the estimated amount that the Company would receive (or pay) to terminate the underlying contract, taking into account current market conditions.

    Interest rate exchange agreements, which include interest rate swap and cost of funds agreements, are settled by reference to the difference between the base interest rates being exchanged, multiplied by the notional amount of the contract. These agreements subject the Company to market risk in excess of amounts recorded in the consolidated balance sheets in the event of unfavorable market interest rate movements. Interest rate swap agreements are derivative financial instruments which are entered into with institutions that are established dealers and that maintain certain minimum credit criteria established by the Company. Cost of funds agreements are entered into as part of agreements pursuant to which the Company provides private label credit card processing services to certain of its merchant clients.

Dean Witter, Discover & Co. 1996
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44

    Interest rate exchange agreements outstanding were as follows.

DECEMBER 31,                               1996                         1995
----------------------------------------------------------------------------------------
                                  NOTIONAL          FAIR       NOTIONAL          FAIR
                                    AMOUNT         VALUE         AMOUNT         VALUE
----------------------------------------------------------------------------------------
Interest rate swaps
  Pay floating rate,
    receive fixed rate            $5,021.3        $(32.4)      $4,164.8        $ 79.3
  Pay fixed rate,
    receive floating rate            669.0          (8.1)         837.7         (19.2)
  Pay floating rate,
    receive floating rate            275.0          (0.5)         425.0          (1.4)
Cost of funds agreements             513.8           1.6          631.3           0.9
========================================================================================

In addition to the interest rate exchange agreements described above, the Company has entered into foreign currency exchange agreements on its foreign denominated borrowings. These agreements hedge the Company's exposure to currency fluctuations and primarily converted the repricing characteristics of the related foreign denominated borrowings to floating US indexed rates. At December 31, 1996 and 1995, $492.2 million and $59.1 million of these agreements were outstanding. At December 31, 1996 and 1995, the fair value of these agreements were ($6.0) million and ($2.5) million.

    Purchased interest rate cap agreements are derivative financial instruments which, by their nature, have no off-balance sheet risk of loss due to unfavorable interest rate movements. The Company pays an initial premium, which is recorded on the balance sheet and amortized to interest expense over the term of the cap agreement. Benefits received are recorded as a reduction of interest expense. The Company had outstanding interest rate cap agreements with notional amounts of $40.0 million and $415.0 million at December 31, 1996 and 1995, of which $40.0 million were in effect at December 31, 1996 and 1995. At December 31, 1996 and 1995, the fair values of these agreements were $0.3 million and $0.9 million.

    In connection with certain asset securitizations, the Company has written interest rate cap agreements with notional amounts of $240.0 million and strike rates of 11%. Any settlement payments made under these agreements will generally be passed back to the Company through an adjustment of servicing fees, although this is subject to the risk of counterparty nonperformance. At December 31, 1996 and 1995, the fair values of these agreements were not material. No payments have been made by the Company under these agreements, which expire in 1997.

FAIR VALUE

The estimated fair value amounts of the Company's financial instruments have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to develop estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

    At December 31, 1996 and 1995, the carrying amounts of the Company's financial assets and liabilities were reasonable estimates of fair value.

14. SEGMENT INFORMATION

The Company is in the business of providing financial services, and operates in two distinct business segments -- Credit Services and Securities. Credit Services is engaged in the issuance and servicing of general purpose credit cards, consumer lending and electronic transaction processing services. Securities engages in delivering a broad range of financial products and services to individual and institutional investors.

    The following table presents certain information regarding these business segments.

YEAR ENDED DECEMBER 31,                     1996          1995           1994
--------------------------------------------------------------------------------
Total revenues
  Credit Services                        $ 5,161.8      $ 4,333.7      $ 3,460.2
  Securities                               3,866.8        3,600.7        3,142.4
Income before income taxes
  Credit Services                            714.4          720.9          671.7
  Securities                                 830.7          675.0          542.9
Identifiable assets at
end of period(1)
  Credit Services                         26,091.2       23,857.5       17,901.4
  Securities                              16,322.4       14,350.7       13,958.0
================================================================================

(1) Corporate assets have been fully allocated to the Company's business segments.

                                                Dean Witter, Discover & Co. 1996
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